CONTACTS:

Genna Goldberg JAKKS Pacific, Inc. (310) 455-6235	Darren E. Barker Integrated Corporate Relations (562) 698-6771

JAKKS Pacific Announces
Completion of Toymax Acquisition

MALIBU, California – October 28, 2002 – JAKKS Pacific, Inc. (Nasdaq NM: JAKK) today announced that the Company has completed its acquisition of Toymax International, Inc. (Nasdaq: TMAX). ). As a result of the merger, Toymax is now a 100%, wholly-owned subsidiary of the Company, and the Company is now reporting 100% of Toymax’s net income on a consolidated basis.

At a special Toymax stockholder’s meeting held Friday, October 25, 2002, an overwhelming majority of Toymax’s stockholders approved the merger originally announced February 9, 2002.

JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Crafts Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush and Dolls. The products are sold under various brand names including Flying Colors®, Road Champs®, Remco®, Child Guidance®, Pentech®, Toymax®, Funnoodle®, Laser Challenge™ and Go Fly a Kite™. The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment™ video games. For further information, visit www.jakkspacific.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein.